EXHIBIT 99.1

For Immediate Release

Contact:

Lisa Gordon, VP of Business Development

  and Strategy

Advanced Magnetics, Inc.

(617) 498-3321

lgordon@advancedmagnetics.com

ADVANCED MAGNETICS COMPLETES ENROLLMENT IN TWO PHASE III STUDIES OF FERUMOXYTOL AS AN IV IRON REPLACEMENT THERAPEUTIC

CAMBRIDGE, MA (September 5, 2006) – Advanced Magnetics (NASDAQ: AMAG) today announced that enrollment has been completed in two of four multi-center Phase III clinical studies of ferumoxytol as an intravenous (IV) iron replacement therapeutic for the treatment of anemia in chronic kidney disease patients, whether or not on dialysis.

One study enrolled 304 non dialysis-dependent chronic kidney disease patients (NDD-CKD) who were randomized to receive either two 510 mg doses of ferumoxytol within one week or 200 mg of oral iron daily for three weeks. The primary endpoint in the study is the mean change in hemoglobin from baseline in the ferumoxytol group compared to that in the oral iron treatment group.

The second study enrolled 750 dialysis-dependent and non-dialysis dependent chronic kidney disease patients in a double-blind, placebo-controlled, crossover safety study.

Additional milestones for the Phase III ferumoxytol iron therapy program include:

•	Completion of enrollment in the second multi-center study in NDD-CKD patients, currently planned for the end of calendar 2006.
•	Completion of enrollment in the multi-center study in hemodialysis-dependent chronic kidney disease patients, currently planned for early 2007.

The next meeting of the Data Monitoring Committee, which provides independent oversight of the ferumoxytol Phase III iron therapy program, is scheduled to occur in October 2006.

The company is working with its Clinical Studies Steering Committee, which has oversight of the publications for the Phase III studies, and its Scientific Advisory Board to determine when data will become available and be presented to the scientific and investment communities.

The company will host a conference call to answer any questions regarding the ferumoxytol Phase III program, including the status of enrollment and availability of data, on Wednesday, September 6, 2006 at 4:15 pm EDT. Participating in the call will be Jerome Goldstein, Chairman and CEO, and Brian Pereira, MD, President.

To listen to this conference call via audio webcast, please visit the Investors section of the Company's website at www.advancedmagnetics.com. The webcast will also be available as a replay, starting

- more -

approximately one hour after the call is finished, through October 6, 2006. To access the call via live telephone, please dial (800) 479-9001. Internationally, the call may be accessed by dialing (719) 457-2618.

In addition to the webcast replay, a telephone replay will be available from approximately 7:15 pm (EDT) on September 6, 2006 through September 20, 2006. To access the replay please call (888) 203-1112 and use the passcode of 6467994. The replay is also available internationally at (719) 457-0820 using the same passcode.

Ferumoxytol, the key product in the company’s development pipeline, is in Phase III multi-center clinical trials for use as an IV iron replacement therapeutic in chronic kidney disease patients, whether or not on dialysis. The company plans to submit a New Drug Application, or NDA, for ferumoxytol in IV iron replacement therapy to the U.S. Food and Drug Administration, or FDA, in mid calendar year 2007.

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the planned milestones for the Phase III ferumoxytol iron therapy program, the date of the planned submission of the NDA for ferumoxytol, the timing of the presentation of Phase III data and the next scheduled meeting of the Data Monitoring Committee are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (5) uncertainties relating to our patents and proprietary rights; and (6) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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